Exhibit 99.1

PRIMUS Telecommunications Reports First Quarter 2010 Financial Results

•	Net Revenue of $204.4 Million

•	Adjusted EBITDA of $21.6 Million; Includes $1.8 million Severance Charge

•	$52.1 Million Cash Balance at March 31, 2010

•	Free Cash Flow of $12.8 Million

•	Subsequent to Quarter-End, Retires $9.5 Million of 14 1/4% Notes

MCLEAN, VA – (MARKET WIRE) – May 17, 2010 – PRIMUS Telecommunications Group, Incorporated (PRIMUS) (OTCBB: PMUG), a global provider of advanced facilities-based communication solutions, announced results for the first quarter ended March 31, 2010. For the first quarter 2010, net revenue was $204.4 million; Adjusted EBITDA was $21.6 million; and Free Cash Flow was $12.8 million. See “Non-GAAP Financial Measures” below.

“Our first quarter 2010 results demonstrate a good start toward our 2010 goals of delivering stable Adjusted EBITDA and Free Cash Flow,” said K. Paul Singh, Chairman and Chief Executive Officer. “We recorded net revenue of $204.4 million, Adjusted EBITDA of $21.6 million, including a $1.8 million severance charge, and Free Cash Flow of $12.8 million, with cost reduction programs completed in 2009 helping drive Adjusted EBITDA and cash flow generation. Operational execution in our key Australia and Canada markets, particularly with respect to data- and IP-based commercial services, is improving as our sales teams perform and we aggressively manage costs. Revenue from Growth Services as a percentage of retail revenue grew in the first quarter 2010 through prudent investments in capital and sales and marketing devoted to higher-demand, next-generation services.”

Mr. Singh continued, “During the first quarter we repaid $3.4 million of capital leases and, subsequent to quarter-end, we purchased $9.5 million principal amount of outstanding 14 1/4% Senior Subordinated Secured Notes as part of our continuing effort to reduce debt and improve future free cash flow generation. Our focus for this year remains on further enhancing execution and financial performance by increasing sales efficiency of higher-demand Growth Services, improving operating productivity, managing Traditional Services margin contribution, and expanding the percentage of services we deliver on-net.”

First Quarter 2010 Financial Results

Net revenue of $204.4 million decreased $10.6 million, or 5.0%, from $215.0 million in the fourth quarter of 2009 and increased $11.1 million, or 5.7% from $193.3 million in the first quarter of 2009. The impact of foreign currency translation was an unfavorable $2.3 million compared to fourth quarter 2009 and a favorable $32.1 million compared to first quarter 2009. On a constant currency basis, net revenue decreased $8.4 million, or 3.9%, from fourth quarter of 2009 and $21.0 million, or 10.9% from first quarter 2009. The $8.4 million sequential decrease was comprised of a decline of $1.9 million in retail revenues and a decline of $6.5 million in wholesale revenue. The $1.9 million decline in retail revenue, on a constant currency basis, reflects a slight fall-off from the decline of $1.6 million in the fourth quarter of 2009 but continued improvement from declines of $2.2 million and $5.3 million experienced in the third and second quarters of 2009, respectively.

Net Revenue by Product Type

The following details first quarter 2010 and sequential and year-ago comparisons by product type.

Growth Services net revenue, which includes on-net local, broadband Internet, data, data center, wireless, and retail VoIP, of $70.9 million was approximately comparable to the fourth quarter of 2009 and up $14.7 million, or 26.2%, from the first quarter of 2009. The favorable impact of foreign currency translation was $0.1 million compared to fourth quarter 2009 and $13.6 million compared to first quarter 2009.

Net revenue from Growth Services comprised a greater percentage of first quarter 2010 retail revenue – 45%—as compared to 44% in the fourth quarter of 2009 as Growth Services revenue generation becomes more consistent and customer usage of Traditional Services continues to decline. Primus’ strategy to invest prudently in capital and sales and marketing in higher-demand Growth Services products, including data center, broadband data, and IP-PBX services is resulting in stronger traction for these services with both small-medium enterprise and residential customers.

Net Revenue by Major Operating Segment

The following details first quarter 2010 and sequential and year-ago comparisons by operating segment:

Australia

•

Net revenue of $69.9 million increased $0.9 million, or 1.3%, from $69.0 million in the fourth quarter of 2009 and increased $17.9 million, or 34.4% from the first quarter of 2009. The impact of foreign currency translation was a negative $0.4 million compared to fourth quarter 2009 and a positive $18.6 million compared to first quarter 2009. On a constant currency basis, net revenue increased $1.3 million, or 1.9%, from fourth quarter 2009 and decreased $0.7 million, or 1.4%, from first quarter 2009.

•

The $1.3 million sequential net revenue increase on a constant currency basis is comprised of a $0.4 million increase from data centers, a $0.2 million increase from wireless, and a $0.7 million increase from on-net local, VoIP, broadband Internet and data service revenue.

Canada

•

Net revenue of $57.5 million decreased $1.2 million, or 2.1%, from $58.7 million in the fourth quarter of 2009 and increased $4.2 million, or 7.9% from the first quarter of 2009. The favorable impact of foreign currency translation was $0.9 million compared to fourth quarter 2009 and $9.3 million compared to first quarter 2009. On a constant currency basis, net revenue decreased $2.1 million, or 3.6%, from fourth quarter of 2009 and decreased $5.1 million, or 9.6%, from first quarter 2009.

•

The $2.1 million sequential net revenue decline, on a constant currency basis, is comprised of a $1.4 million decline from traditional voice services and $0.9 million decline from prepaid voice services, partially offset by a $0.2 million increase in local, VoIP, broadband Internet, wireless, data and hosting service revenue.

Wholesale

•

Net revenue of $46.5 million decreased $8.4 million, or 15.3%, from $54.9 million in the fourth quarter of 2009 and decreased $7.7 million, or 14.2%, from the first quarter of 2009. The impact of foreign currency translation was an unfavorable $1.9 million compared to fourth quarter 2009 and a favorable $2.3 million compared to first quarter 2009. On a constant currency basis, net revenue decreased $6.5 million, or 11.8%, from the fourth quarter of 2009 and decreased $9.9 million, or 18.4%, from first quarter 2009.

•	The $6.5 million sequential net revenue decrease, on a constant currency basis, is a result of quarterly seasonality and lower levels of traffic flow to Latin America.

United States

•

Net revenue for the first quarter of 2009 was $13.6 million, down $1.7 million, or 11.1%, from $15.3 million in the fourth quarter of 2009. On a year-over-year basis, net revenue decreased $4.5 million, or 25.0%.

•	The $1.7 million sequential net revenue decline is comprised of a $1.0 million decline from VoIP services and a $0.7 million decline in traditional voice services.

Europe

•

Net revenue of $11.7 million decreased $1.1 million, or 8.9%, from $12.8 million in the fourth quarter of 2009 and decreased $0.8 million, or 6.2% from the first quarter of 2009. The impact of foreign currency translation was an unfavorable $0.7 million compared to fourth quarter 2009 and a favorable $0.7 million compared to first quarter 2009. On a constant currency basis, net revenue decreased $0.5 million, or 3.8%, from the fourth quarter of 2009 and $1.5 million, or 12.1%, from first quarter 2009.

•	The $0.5 million sequential net revenue decrease, on a constant currency basis, is primarily comprised of a decrease in traditional voice services.

Brazil

•

Net revenue of $5.3 million increased $0.9 million, or 21.3%, from $4.3 million in the fourth quarter of 2009 and increased $2.0 million, or 61.3%, from first quarter of 2009. The impact of foreign currency translation was an unfavorable $0.2 million compared to fourth quarter 2009 and a favorable $1.2 million compared to first quarter 2009. On a constant currency basis, net revenue increased $1.1 million, or 25.1%, from fourth quarter of 2009 and increased $0.8 million, or 25.0%, from first quarter 2009.

•	The $1.1 million sequential net revenue increase, on a constant currency basis, is primarily comprised of an increase in wholesale voice services.

Net revenue less cost of revenue was $74.4 million, or 36.4% of net revenue, compared to $73.6 million, or 34.2% of net revenue, in the prior quarter and $64.6 million, or 33.4% of net revenue, in the year-ago quarter. The sequential and year-over-year margin percentage increase reflects a shift in product mix from lower margin wholesale revenue and continued cost reduction actions.

Selling, general and administrative (SG&A) expense was $52.9 million, or 25.9% of net revenue, compared to $51.3 million, or 23.9% of net revenue in the prior quarter, and $44.9 million, or 23.2% of net revenue, in the year-ago quarter. The $1.6 million sequential increase in SG&A expense includes a $1.8 million charge for severance. The year-over-year $8.0 million increase in SG&A reflects an $8.1 million increase from foreign currency translation, a $1.8 million increase for severance, a $1.4 million increase in advertising, and a decrease in virtually all other categories of expense.

Income from operations was $2.5 million compared to $2.7 million in the prior quarter, and $13.7 million in the year-ago quarter. Depreciation and amortization expense was $19.0 million as compared to $19.4 million in the fourth quarter of 2009 and $6.1 million in the year-ago quarter.

Adjusted EBITDA was $21.6 million, or 10.6% of net revenue, compared to $23.1 million, or 10.7% of net revenue, in the prior quarter and $19.7 million, or 10.2% of net revenue, in the year-ago quarter. The $1.5 million sequential decline includes a $1.8 million severance expense.

Interest expense was $9.3 million, an increase of $0.8 million from $8.5 million in the prior quarter, due to the full-quarter effect of refinancings completed in the fourth quarter of 2009, and a $1.4 million decrease from $10.8 million in the year-ago quarter.

Net income (loss) was $(1.0) million, or $(0.10) per basic and diluted common share, compared to net income of $4.6 million, or $0.47 per basic and $0.46 per diluted common share, in the prior quarter and net income of $14.0 million, or $0.10 per basic and $0.08 per diluted share in the year-ago quarter.

The number of shares outstanding used to calculate basic and diluted earnings per common share in the first quarter of 2010 was 9.6 million compared to 9.6 million and 9.8 million in the fourth quarter of 2009 and 142.7 million and 169.4 million, respectively, in the first quarter of 2009.

Balance Sheet, Liquidity and Capital Resources

PRIMUS ended the first quarter 2010 with $52.1 million in unrestricted cash and cash equivalents up from $42.5 million at December 31, 2009. Cash was generated during the quarter through $21.6 million of Adjusted EBITDA and $0.3 million from currency movements; partially offset by cash usage of $4.9 million for capital expenditures, $3.4 million for capital lease repayment, $3.1 million for working capital, including previously accrued financing and reorganization costs, $0.7 million for interest and $0.2 million for taxes.

The principal amount of PRIMUS’ long-term debt obligations as of March 31, 2010 was $256.2 million.

Free Cash Flow for the first quarter 2010 was $12.8 million compared to $0.9 million in the prior quarter and $1.9 million in the year-ago quarter. PRIMUS defines Free Cash Flow as net cash provided by operating activities less cash used in the purchase of property and equipment.

Subsequent to quarter-end, PRIMUS purchased $9.5 million principal amount of 14 1/4% Senior Subordinated Secured Notes maturing in 2013.

“Throughout the first quarter, we maintained our focus on operational execution, with the goal of again delivering consistency in financial results. As a result, we generated Adjusted EBITDA of $21.6 million, inclusive of a $1.8 million severance charge, continuing the stable trend of the last five quarters. Our Free Cash Flow generation has allowed us to advance our debt reduction efforts. During the quarter we repaid $3.4 million of capital lease obligations and, subsequent to the quarter end, we purchased $9.5 million principal amount of the 14 1/4% Senior Subordinated Secured Notes. We remain focused on generating stable Adjusted EBITDA and Free Cash Flow in 2010, and plan to deploy opportunistically Free Cash Flow toward Growth Product initiatives or debt reduction,” said Thomas R. Kloster, Chief Financial Officer.

Conference Call

PRIMUS will hold a conference call at 5:00 PM ET on Monday, May 17, 2010 to discuss first quarter results. To access the call please dial (866) 253-6505 (toll free) or (703) 639-1207 approximately 10 minutes prior to the start of the conference call. No access code is required. The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of PRIMUS’ web site at www.primustel.com. The webcast and slide presentation will be available for replay at www.primustel.com.

A telephonic replay of this conference call will also be available by dialing (888) 266-2081 (toll free) or (703) 925-2533 using conference ID #1455864 from 8:00 PM ET on May 17 until midnight ET on August 15.

About PRIMUS Telecommunications Group, Incorporated

Primus Telecommunications Group, Incorporated is a global provider of advanced facilities-based communication solutions, including traditional and Internet based voice, broadband Internet, data, mobile, colocation/hosting, and outsourced managed services to business and residential customers in the United States, Canada, Australia, Brazil, the United Kingdom and certain countries in western Europe, and to telecommunications carriers worldwide. PRIMUS owns and operates its own global network of next generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada, Australia, Brazil and the United States. Founded in 1994, PRIMUS is based in McLean, Virginia.

Financial Presentation Considerations

Primus adopted the “fresh start” provisions of ASC No. 852 on July 1, 2009, which requires that all assets and liabilities be recorded at their fair value. As a result, amounts reported subsequent to July 1, 2009 may differ materially from the values recorded in prior periods. Accordingly, the Company’s financial statements for all periods subsequent to July 1, 2009 (the “Successor Period”) will not be comparable to periods prior to July 1, 2009 (the “Predecessor Period”).

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBITDA and Free Cash Flow. PRIMUS has provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on May 17, 2010 and available on our website.

Safe Harbor

Statements in this press release concerning our prospects, operational and liquidity objectives, cost reduction initiatives, capital expenditures, anticipated uses of capital resources and financial condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “reinstate,” “opportunity,” “goal,” “objective,” “exchange,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this announcement. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: (i) the ability to service substantial indebtedness; and (ii) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission (including those listed under captions “MD&A — Liquidity and Capital Resources — Short- and Long-Term Liquidity Considerations and Risks;” “Special Note Regarding Forward-Looking Statements;” and “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q) which cover matters and risks including but not limited to (a) a continuation or worsening of global recessionary economic conditions, including the effects of such conditions on our customers and our accounts receivables and revenues; (b) the general fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; (c) the possible inability to raise additional capital or refinance indebtedness when needed, or at all, whether due to adverse credit market conditions, our credit profile or otherwise; (d) a continuation or worsening of turbulent or weak financial and capital market conditions; (e) adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services; and (f) successful implementation of cost reduction efforts. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Lippert/Heilshorn & Assoc., Inc.

Amy Gibbons/Carolyn Capaccio

212-838-3777

agibbons@lhai.com

(Tables Follow)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
NET REVENUE	$204,393	$193,281

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	130,009	128,655
Selling, general and administrative	52,892	44,930
Depreciation and amortization	18,984	6,076
(Gain) loss on sale or disposal of assets	10	(59)

Total operating expenses	201,895	179,602

INCOME (LOSS) FROM OPERATIONS	2,498	13,679

INTEREST EXPENSE	(9,337)	(10,775)
ACCRETION ON DEBT PREMIUM (DISCOUNT), net	(44)	189
GAIN (LOSS) FROM CONTINGENT VALUE RIGHTS VALUATION	(2,043)	—
INTEREST AND OTHER INCOME (EXPENSE)	228	227
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	6,002	(3,050)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(2,696)	270

REORGANIZATION ITEMS, net	1	16,568

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,695)	16,838
INCOME TAX BENEFIT (EXPENSE)	1,999	(2,796)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(696)	14,042
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(167)	(438)
GAIN (LOSS) FROM SALE OF DISCONTINUED OPERATIONS, net of tax	—	251

NET INCOME (LOSS)	(863)	13,855
Less: Net (income) loss attributable to the noncontrolling interest	(136)	136

NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(999)	$13,991

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	(0.08)	0.10
Income (loss) from discontinued operations	(0.02)	—
Gain (loss) from sale of discontinued operations	—	—

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(0.10)	$0.10

DILUTED LOSS PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	(0.08)	0.08
Income (loss) from discontinued operations	(0.02)	—
Gain (loss) from sale of discontinued operations	—	—

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(0.10)	$0.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	9,645	142,695

DILUTED	9,645	169,449

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	$(832)	$14,178
Income (loss) from discontinued operations	(167)	(438)
Gain (loss) from sale of discontinued operations	—	251

Net income (loss)	$(999)	$13,991

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands, except share amounts)

(unaudited)

March 31, 2010
Cash and cash equivalents	$52,079
Accounts receivable, net	83,842
Other current assets	15,980

TOTAL CURRENT ASSETS	151,901
Restricted cash	10,756
Property and equipment, net	142,694
Goodwill	65,042
Other intangible assets, net	174,603
Other assets	10,491

TOTAL ASSETS	$555,487

Accounts payable	$42,893
Accrued interconnection costs	38,205
Deferred revenue	12,624
Accrued expenses and other current liabilities	45,548
Accrued income taxes	10,866
Accrued interest	10,653
Current portion of long-term obligations	1,274

TOTAL CURRENT LIABILITIES	162,063

Non-current portion of long-term obligations	253,048
Deferred Tax Liability	33,876
Other liabilities	7,909

TOTAL LIABILITIES	456,896
Total stockholders’ equity	98,591

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$555,487

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended March 31, 2010	Three Months Ended December 31, 2009	Three Months Ended March 31, 2009
NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(999)	$4,567	$13,991
Reorganization items, net	(1)	241	(16,568)
Share-based compensation expense	87	843	16
Depreciation and amortization	18,984	19,432	6,076
(Gain) loss on sale or disposal of assets	10	98	(59)
Interest expense	9,337	8,544	10,775
Accretion on debt (premium) discount, net	44	3	(189)
(Gain) loss on early extinguishment or restructuring of debt	—	4,146	—
Interest and other (income) expense	(228)	(401)	(227)
(Gain) loss from Contingent Value Rights valuation	2,043	(1,425)	—
Foreign currency transaction (gain) loss	(6,002)	(5,411)	3,050
Income tax (benefit) expense	(1,999)	(7,956)	2,796
Income (expense) attributable to the non-controlling interest	136	123	(136)
(Income) loss from discontinued operations, net of tax	167	310	438
(Gain) loss from sale of discontinued operations, net of tax	—	—	(251)

ADJUSTED EBITDA	$21,579	$23,114	$19,712

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended March 31, 2010	Three Months Ended December 31, 2009	Three Months Ended March 31, 2009
NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE REORGANIZATION ITEMS	$17,734	$6,458	$4,643
Net cash used in purchase of property and equipment	(4,913)	(5,510)	(2,786)

FREE CASH FLOW	$12,821	$948	$1,857